Exhibit 99.2

Yelp To Acquire SeatMe

Addition of SeatMe Adds Reservations Capability to Underserved Market

SAN FRANCISCO, July 18, 2013 /PRNewswire/ — Yelp Inc. (NYSE: YELP), the company that connects consumers with great local businesses, today announced it has agreed to acquire SeatMe, Inc, a web and iPad-app based reservation solution for the restaurant and nightlife categories. With SeatMe’s solution, more local restaurants and bars can provide an easy way for customers to book online reservations, enhancing the consumer experience for those who discover a great local business on Yelp.

Based in San Francisco, SeatMe was founded in 2011 to provide a technology solution that makes managing reservations easy and affordable to a broad array of restaurants and nightlife establishments. The SeatMe solution was developed with a consumer-centric approach, including features like texting guests that their table is ready and providing accurate wait times.

“I am excited to welcome SeatMe’s employees and customers to Yelp,” said Jeremy Stoppelman, Yelp co-founder and chief executive officer. “SeatMe has developed a truly compelling product for restaurants and bars of any size. With approximately one million U.S. businesses listed on Yelp in the restaurant and nightlife categories, we believe SeatMe will add online reservation capabilities to a broader market while complementing our existing partnerships. Additionally, SeatMe provides us with yet another way to close the loop between local businesses and consumers.”

“We’re excited to join the Yelp team and help connect consumers with great local businesses,” said Alexander Kvamme, SeatMe’s co-founder and chief executive officer. “We are committed to providing an innovative, easy-to-use and affordable restaurant management system that can be accessed anytime, anywhere. We target a large, underserved market of restaurant and nightlife establishments, and we’re excited about the opportunity to significantly extend our market reach.”

Acquisition Details

Under the terms of the acquisition agreement, Yelp will acquire SeatMe for approximately $2.2 million in cash and up to approximately 263,000 shares of its Class A common stock, for a total purchase price of approximately $12.7 million (subject to customary working capital adjustments). The transaction, which has been approved by the boards of directors of both companies, is subject to approval by the SeatMe stockholders and the satisfaction of customary closing conditions. The transaction is expected to close on or about July 24, 2013 and the purchase price recorded in Yelp’s third quarter 2013 financial statements.

Yelp expects to record an increase in amortization of intangibles and an increase in stock based compensation with the additional equity granted to the employees of SeatMe. The SeatMe team consists of approximately 15 employees who are expected to join Yelp at its new headquarters in the fourth quarter of 2013. We will update our third quarter and full year 2013 financial outlook when we report our second quarter 2013 financial results on Wednesday, July 31st.

About Yelp

Yelp Inc. (NYSE: YELP) (http://www.yelp.com) connects people with great local businesses. Yelp was founded in San Francisco in July 2004. Since then, Yelp communities have taken root in major metros across the US, Canada, UK, Ireland, France, Germany, Austria, The Netherlands, Spain, Italy, Switzerland, Belgium, Australia, Sweden, Denmark, Norway, Finland, Singapore, Poland, Turkey, New Zealand and the Czech Republic. Yelp had a monthly average of 102 million unique visitors in Q1 2013*. By the end of the same quarter, Yelpers had written approximately 39 million rich, local reviews, making Yelp the leading local guide for real word-of-mouth on everything from boutiques and mechanics to restaurants and dentists. Yelp’s mobile applications were used on approximately 10 million unique mobile devices on a monthly average basis during Q1 2013.

*	Source: Google Analytics

Forward-Looking Statements

This press release contains forward-looking statements relating to, among other things, the anticipated consummation of Yelp’s acquisition of SeatMe and the timing and benefits thereof, the timing and impact of the acquisition of SeatMe on Yelp’s financial statements, Yelp’s strategy, plans, objectives, expectations (financial or otherwise) and intentions with respect to SeatMe, including with respect to the hiring and integration of employees of SeatMe, the future performance of Yelp and its consolidated subsidiaries, the timing of Yelp’s announcement of financial results and outlook and other statements that are not historical facts. These forward-looking statements are based on Yelp’s current expectations, forecasts and assumptions, and inherently involve significant risks and uncertainties. Actual results and timing of events could differ materially from those predicted or implied in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to Yelp’s ability to complete the transaction on the proposed terms and schedule; other risks associated with the acquisitions, such as the risk that the businesses will not be integrated successfully or that such integration may be more difficult, time-consuming or costly than expected; risks related to future opportunities and plans for the combined company, including the risk that the terms of Yelp’s agreement withOpenTable, Inc. could restrict its ability to fully integrate SeatMe in the manner or in the timeframe Yelp’s management might otherwise believe to be in Yelp’s best interests or that SeatMe’s customers will continue to use the service following the acquisition or that Yelp will be able to leverage its large distribution network to increase the customers using the service; risks related to the potential disruption of both businesses in connection with the transaction; and the competitive and regulatory environment while Yelp continues to expand geographically and introduce new products and as new laws and regulations related to Internet companies come into effect. The forward-looking statements in this release do not include the potential impact of any acquisitions or divestitures that may be announced and/or completed after the date hereof.

More information about factors that could affect Yelp’s operating results is included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Yelp’s most recent Quarterly Report on Form 10-Q at http://www.yelp-ir.com or the SEC’s website at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this release, which are based on information available to Yelp on the date hereof. Yelp assumes no obligation to update such statements.

Media Contact Information

Yelp Press Office

Vince Sollitto

(415) 230-6506

press@yelp.com

Investor Relations Contact Information

The Blueshirt Group

Stacie Bosinoff, Nicole Gunderson

(415) 217-7722

yelp@blueshirtgroup.com

SOURCE Yelp Inc.